Exhibit 6 (a) 11

                            PORTEC, INC.
                            ------------

               COMPUTATION OF NET INCOME PER COMMON SHARE
               ------------------------------------------

                        Three Months                 Nine Months
                     Ended September 30          Ended September 30
                   ----------------------      ----------------------
                   1996              1995      1996              1995
                   ----              ----      ----              ----

  Average Shares
    Outstanding    4,574,739    4,599,347      4,575,311    4,601,749

  Net Income      $1,008,000    $ 954,000     $4,902,000   $5,130,000

  Per Share
    Amount        $      .22    $     .21     $     1.07   $     1.11